EXHIBIT 4

                                   WAIVER


This Agreement made this 29th day of March, 1996, by and between CompuDyne Corporation (the "Company"), a corporation incorporated under the laws of Pennsylvania, and Martin Roenigk (the "Shareholder"):

     WHEREAS, the Shareholder is the beneficial owner of 945,345 shares (the "Shares") of a series of the Company's Preference Stock known as Convertible Preference Stock, Series D (the "Stock"); and

     WHEREAS, under the terms of paragraph (b) of section 4 of the Certificate of Designations of the Stock (the "Redemption Provision" of the "Certificate of Designations"), the Company is obligated to redeem 252,092 shares of the Stock (or such lesser number as may then be issued and outstanding) on August 31st of each of the years 2006 through and including 2010; and

     WHEREAS, it is the intent of the Company and the Shareholder that the Shareholder release the Company from said obligation to redeem in respect of the Shares, that the Shareholder waive any right he may have under the Redemption Provision, and that all other provisions of the Certificate of Designations remain in full force and effect.

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration hereby acknowledged as received by the Shareholder:

     The Shareholder hereby waives any right to have the Shares redeemed pursuant to the Redemption Provision, and releases the Company of any obligation to so redeem the Shares under the Redemption Provision.

None of the foregoing shall be construed to modify in any way any provision of the Certificate of Designations other than paragraph (d) of Section 4.

COMPUDYNE CORPORATION                   MARTIN ROENIGK

BY:  /s/ MARTIN ROENIGK                   /s/ MARTIN ROENIGK

ITS:  PRESIDENT



                                   WAIVER


This Agreement made this 29th day of March, 1996, by and between CompuDyne Corporation (the "Company"), a corporation incorporated under the laws of Pennsylvania, and Alan Markowitz (the "Shareholder"):

     WHEREAS, the Shareholder is the beneficial owner of 315,115 shares (the "Shares") of a series of the Company's Preference Stock known as Convertible Preference Stock, Series D (the "Stock"); and

     WHEREAS, under the terms of paragraph (b) of Section 4 of the Certificate of Designations of the Stock (the "Redemption Provision" of the "Certificate of Designations"), the Company is obligated to redeem 252,092 shares of the Stock (or such lesser number as may then be issued and outstanding) on August 31st of each of the years 2006 through and including 2010; and

     WHEREAS, it is the intent of the Company and the Shareholder that the Shareholder release the Company from said obligation to redeem in respect of the Shares, that the Shareholder waive any right he may have under the Redemption Provision, and that all other provisions of the Certificate of Designations remain in full force and effect.

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration hereby acknowledged as received by the Shareholder:

     The Shareholder hereby waives any right to have the Shares redeemed pursuant to the Redemption provision, and releases the Company of any obligation to so redeem the Shares under the Redemption Provision.

None of the foregoing shall be construed to modify in any way any provision of the Certificate of Designations other than paragraph (d) of Section 4.

COMPUDYNE CORPORATION                   ALAN MARKOWITZ

BY:  /s/ MARTIN ROENIGK                   /s/ ALAN MARKOWITZ

ITS:  CHAIRMAN